Exhibit (a)(5)(iii)

Laborie Medical Technologies Announces Successful Completion of Tender Offer for Cogentix Medical, Inc.

Toronto, Canada (April 21, 2018)—Laborie Medical Technologies (“Laborie”) announced the successful completion of the tender offer by its affiliate Camden Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of LM US Parent, Inc. (“Parent”) to purchase all outstanding shares of common stock of Cogentix Medical, Inc. (NASDAQ: CGNT) (“Cogentix”) for US$3.85 per share, net to the seller in cash without interest thereon and subject to any required withholding tax. The tender offer expired at 12:00 midnight, New York City time, at the end of Friday, April 20, 2018.

The depositary for the tender offer has advised Laborie that as of the expiration of the tender offer, approximately 51,490,083 shares have been validly tendered and not properly withdrawn in the tender offer (including 34,769 shares tendered through notices of guaranteed delivery), representing approximately 84.5 percent of Cogentix’s outstanding shares. Accordingly, the minimum tender condition for Laborie’s pending acquisition of Cogentix has been satisfied. As a result, Laborie accepted for payment in accordance with the terms of the tender offer all shares of Cogentix common stock that were validly tendered and not withdrawn prior to expiration of the tender offer (including all shares tendered through notices of guaranteed delivery), and payment for such shares will be made promptly. Laborie will complete the acquisition of Cogentix through a merger effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware without a vote or meeting of Cogentix’s stockholders. Laborie expects to effect the merger on or about April 23, 2018. In the merger, each outstanding share of Cogentix common stock not tendered and purchased in the Offer (excluding those shares for which holders properly exercised appraisal rights under Delaware law and those held by Cogentix) will be converted into the right to receive the same US$3.85 per share price, without interest and less any applicable withholding taxes, that was paid in the tender offer. As a result of the merger, Cogentix will become a wholly owned subsidiary of Parent. Following the merger, Cogentix’s common stock will be delisted and cease to be traded on the Nasdaq.

About Laborie Medical Technologies

Laborie is a leading global developer, manufacturer and marketer of innovative medical technology and consumables used in gastrointestinal procedures and for the diagnosis and treatment of pelvic health in the Urology, Gynecology, and Colorectal fields.

Laborie is owned by Patricia Industries – a part of Investor AB – and is a long-term owner that invests in companies and works to develop each company to its full potential.

For Further Information:

Laborie Medical Technologies

Joe Metzger

+1-978-273-5187

Forward Looking Statements

Statements in this communication may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, or other terms of similar meaning or they may use future dates. Forward-looking statements in this communication include without limitation statements regarding the planned completion of the transactions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the anticipated benefits of the transactions, the effects of disruption caused by the transactions making it more difficult to maintain relationships with employees, vendors and other business partners; possible stockholder litigation in connection with the transaction; and other risks and uncertainties discussed in Cogentix’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections of Cogentix Medical’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as the tender offer documents filed by Merger Sub and the Tender Offer Solicitation/Recommendation Statement filed by Cogentix. Neither Laborie nor Cogentix undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.